Exhibit 10.2

November 22, 2004

Mr. Kevin P. Bagby

1457 Hunting Hollow Drive Hudson, OH 44236

Dear Kevin,

We are very pleased to offer you the Vice President, Finance, Chief Financial Officer, Treasurer, and Secretary positions with JAC Holdings International, Inc. and its subsidiaries (the “Company”). Your start date is November 22, 2004. This position will be located in Johnstown, PA. This offer is contingent upon the results of your post-offer drug screening and physical examination, to be completed within 30 days of the commencement of your employment.

Your initial starting salary will be $250,000.00 annually. You will be eligible to participate in the Company’s salaried management bonus program starting January 1, 2005, with a target annual bonus of 40% of annual base salary. As of your start date you will be eligible to participate in all Company benefit plans, as outlined in JAC’s Salaried Employee Guide. You will be eligible for three weeks of vacation per year (pro-rated for 2004), increased in accordance with standard Company practice.

Stock Options. Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase sixty-eight (68) shares of the Company’s common stock and preferred stock, as a unit (which is one-half of one percent (0.5%) of the Company’s stock on a fully-diluted basis). The exercise price will be $0.01 per share. The stock options will become vested on the earlier of the first anniversary of your employment date or completion of an initial public offering of the Company’s common stock. The option will be subject to the terms and conditions of the applicable stock option agreement.

If the Company (or a successor) terminates your employment without Cause (as defined below) in the first 12 months of this letter agreement, you will be entitled to 12 months of base salary and benefits continuation. If the Company (or a successor) terminates your employment without Cause after the first 12 months of this letter agreement, you will be entitled to 24 months of base salary and benefits continuation. If the Company (or a successor) terminates your employment without Cause, within 24 months of a change in control, your options will become fully vested immediately.

You will perform the duties customarily attributed to the offices of Vice President, Finance, Chief Financial Officer, Treasurer and Secretary. You will report to the Company’s President and to the Chairman of the Audit Committee of the Company’s Board of Directors. Your responsibilities will include financial reporting and control, tax compliance and planning, investor relations, financial planning and analysis, internal auditing, and treasury management. Financial reporting and control includes responsibility for (a) internal financial reporting to the Company’s Board of Directors, management and other stakeholders, (b) development and maintenance of financial policies and procedures, (c) external financial

Mr. Kevin P. Bagby

November 22, 2004

reporting to the SEC, government agencies, stock exchanges, financial institutions, customers, suppliers, and others, (d) general accounting and cost accounting, (e) appointment of and maintaining the relationship with external auditors. Financial planning and analysis includes financial modeling, annual business planning (preparation of detailed income statements, balance sheets and cash flow budgets by month), monthly and quarterly business performance analyses, capital investment analyses, and review and concurrence with risk management and pension programs. Treasury management includes daily cash management, capital structure planning and analysis, hedging activity, and maintaining the Company’s relationships with banks, institutional lenders, and others providing financing to the Company.

The Company will reimburse you for travel between your current residence and the Company’s Johnstown offices, and temporary housing in the Johnstown area during your employment. During your employment, the Company also will reimburse you for the initiation fee and dues for Sunnehanna Country Club or, in the alternative, reimburse you for the annual dues at your current country club. If you desire to fully relocate from your current residence to the Johnstown area, the Company will reimburse you for relocation expenses according to its standard practice.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and authorized by the Board of Directors of the Company.

All forms of compensation referred to in this letter are subject to reduction to reflect withholding for applicable income, payroll and other taxes.

As a key management employee, you will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those that involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and you will have access to confidential information, trade secrets, proprietary methods and other data that are the property of and integral to the operations and success of the Company (“Confidential Information”). You will not disclose any Confidential Information to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall you make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. You also covenant and agree that if your employment is terminated then, for a period of one year after termination (the “Non-Compete Period”), you will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to, as an employee, agent, consultant, manager, executive,

Mr. Kevin P. Bagby

November 22, 2004

owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity anywhere in North America that is engaged in direct competition with any business of the Company (a “Competitor”). You also agree that, during the Non-Compete Period, you will not solicit any employee of the Company to leave such employment and join or become affiliated with any business that is, during the Non-Compete Period, a Competitor. The provisions of this paragraph will survive termination of this letter agreement.

You represent to the Company that you: (1) are not a party to any contract that would preclude you from accepting this position, and (2) have no reason to believe that accepting this position would inevitably result in a disclosure of any confidential information of any prior employer.

For purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon: (i) the willful and continuous neglect or refusal to perform your duties or responsibilities, or the willful taking of actions (or willful failure to take actions) that materially impair your ability to perform your duties or responsibilities, and which in each case continues after being brought to your attention (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure; or (ii) any act by you that constitutes gross negligence or willful misconduct in the performance of your duties hereunder, the violation of the code of ethics adopted by the Company pursuant to the Sarbanes-Oxley Act, or your conviction for any felony, in each case that is materially and manifestly injurious to the Company and that is brought to your attention in writing not more than thirty days from the date of its discovery by the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith or without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause without (1) reasonable written notice specifying in detail the specific reasons for the Company’s intention to terminate for Cause, (2) an opportunity for you, together with your counsel, to be heard before the Company’s Board of Directors, and (3) with respect to actions or inaction specified in clause (i) above, a reasonable opportunity for you to cure the action or inaction specified by the Company.

Please sign a copy of this letter and return to me as soon as possible. If you should have any questions about the benefits or new employee information, please let me know.

Kevin, we look forward to working with you and we believe you will make an excellent addition to our team.

Sincerely,

Mr. Kevin P. Bagby

November 22, 2004

John E. Carroll, Jr.

President, JAC Holdings International, Inc.

Accepted By:	/s/ Kevin P. Bagby

Date: December 21, 2004